                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-78909

                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)


                                 $850,000,000


                          [CITRIX LOGO APPEARS HERE]

           Zero Coupon Convertible Subordinated Debentures Due 2019
                               _________________

          This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                Principal Amount at                               Number of
                                              Maturity of Debentures         Percentage of        Conversion
                                              Beneficially Owned That         Debentures        Shares That May
              Name                                 May Be Sold                Outstanding          Be Sold
              ----                                 -----------                -----------          -------
Deutsche Bank Securities Inc.                       20,200,000                   2.376%            142,018
Credit Suisse First Boston Corporation                 540,000                   0.064%              3,796


                             _____________________

         The Date Of This Prospectus Supplement Is February 18, 2000.